Exhibit 23.3

Consent of Health Advances LLC (“Health Advances”)

Health Advances LLC (“Health Advances”) hereby consents to the references to Health Advances’ name in the Registration Statement on Form S-1 (as may be amended or supplemented) of Rapid Micro Biosystems, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and the quotation by the Company in the Registration Statement of research and market data from Health Advances’ report prepared on behalf of the Company. Health Advances also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Dated: June 25, 2021

Health Advances LLC

By:	/s/ Donna Hochberg
Name:	Donna Hochberg
Title:	Partner

Address:	275 Grove Street, Suite 1-300 Newton, MA 02466